Exhibit 10.17

EXECUTIVE CHAIRMAN AGREEMENT

Executive Chairman Agreement (this “Agreement” ), dated as of June 30, 2019 (the “Effective Date” ), by and between Acutus Medical Inc., a Delaware corporation with its principal offices at 2210 Faraday Avenue, Suite 100, Carlsbad CA 92008 (the “Company”), and SCOTT HUENNEKENS (the “Executive”).

RECITALS:

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive has unique and valuable experience and skills that add significant value to the Company and its stockholders and therefore it is in the best interests of the Company and its stockholders to enter into this Agreement; and

WHEREAS, the Executive is willing to serve as Executive Chairman of the Company and is willing to accept the terms and conditions offered in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Position and Duties. The Executive agrees to provide services as non-employee consultant to the Company, as Executive Chairman of the Company reporting to the Board. As Executive Chairman, the Executive shall provide advice and assistance to the Company in connection with business development, financing transactions, Company strategy, leadership and Company culture issues as well as with employee recruiting. The Company and the Executive anticipate that Executive shall devote approximately one (1) to two (2) weeks per month during the Chairman Period to the performance of services to the Company under this Agreement. The Executive shall also be appointed to and serve as a member of the Board of Directors of the Company.

2.    Consultant Status. Nothing in this Agreement shall in any way be construed to constitute the Executive as an employee of the Company. The Executive’s relationship with the Company will be that of an independent contractor performing the services hereunder. To the extent applicable, the Executive agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish the services hereunder, and shall incur all expenses associated with such performance, subject to reimbursement as provided herein. The Company will not make deductions from payments made to the Executive for taxes. The Executive acknowledges and agrees that he is obligated to report as income all consideration that he receives under this Agreement, and acknowledges and agrees to pay all self-employment and other taxes thereon.

3.    Effectiveness; Chairman Period. Executive’s services to the Company under the terms of this Agreement (the “Chairman Period”) shall commence on the Effective Date and terminate on March 1, 2022 (the “Expiration Date”); provided, however, that unless the Company or Executive gives written notice to the other party to the contrary at least 180 days prior to the Expiration Date, this Agreement shall automatically be extended for an additional term of one (1) year following the Expiration Date; and, provided further, that this Agreement shall continue to renew automatically for an additional term of one (1) year on each anniversary of the Expiration Date unless the Company or Executive gives written notice to the other party to the contrary at least 90 days prior to such anniversary date. References herein to the “Chairman Period” shall include any automatic extensions pursuant to the preceding sentence. Notwithstanding anything contained herein to the contrary, the Executive’s provision of services to the Company pursuant to the terms of this Agreement and the Chairman Period is subject to earlier termination pursuant to Section 6 below.

4.    Compensation. The Executive shall receive the following compensation (the “Compensation”) for his services hereunder:

(a)    Chairman Fees. The Company shall compensate the Executive for his services hereunder at the rate of $500 per hour (“Chairman Fees”) during the Chairman Period; provided that in the event the Company becomes a publicly-traded company, the Company and the Executive agree to mutually agree to adjustments to the compensation payable to the Executive hereunder to reflect compensation payable to individuals providing services similar to the Executive’s at comparable publicly-traded companies. The Chairman Fees shall be paid promptly to the Executive upon Executive’s presentment to the Company of an accounting of the hours devoted by the Executive to the Company under this Agreement (but in no event shall the Chairman Fees be paid more than thirty (30) days following the Executive’s presentment to the Company of such accounting).

5.    Other Benefits.

(a)    Benefits. As a non-employee consultant to the Company, the Executive shall not be entitled to participate in the health, welfare, retirement, pension, life insurance, disability and similar plans, programs and arrangements made available to employees of the Company.

(b)    Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with his performance of services on behalf of the Company. Furthermore, upon Executive’s execution of this Agreement, the Company with reimburse Executive’s reasonable legal fees and expenses incurred in connection with the review of Agreement, not to exceed $20,000.

(c)    Stock Awards. Effective on or within thirty (30) days following the Effective Date, the Executive will be granted that number of restricted share units (“Stock Grant”) of the Company’s common stock (“Common Stock”) equal to three percent (3%) of the Company’s fully diluted outstanding shares of capital stock as of the date of grant of the Stock Grant (determined on as-converted basis and including shares of capital stock reserved for issuance under any Company equity compensation plan). Subject to the acceleration provisions contained herein, the Stock Grant will be subject to a time-vesting schedule and a liquidity event vesting requirement. The Stock Grant will time-vest over the period commencing on March 1, 2019, with forty-two percent (42%) of the Stock Grant (rounded up to the nearest whole share of Common Stock ) vesting on June 1, 2020 and the remainder of the Stock Grant vesting in substantially equal monthly installments through March 1, 2022, such that one hundred percent (100%) of the Stock Grant shall be time-vested as of March 1, 2022, in each case subject to the Executive’s continued service. The liquidity event vesting requirement will be satisfied upon the earlier of a Change in Control (as defined in the Company’s 2011 Equity Incentive Plan (the “Equity Plan”)) or an initial public offering of the Company’s capital stock, in either case provided the Change in Control or initial public offering occurs within ten (10) years from the date of grant of the Stock Grant. Except as provided by this Agreement, the Stock Grants will be subject to the terms and conditions of the Equity Plan and a form of restricted share unit agreement thereunder.

6.    Termination. This Agreement may be terminated by the Executive or the Company as provided in this Section 6:

(a)    Death. Upon the Executive’s death (“Death”).

(b)    Disability.

(i)    The Company or the Executive, upon not less than ninety (90) days written notice to the other party (“Disability Notice”), this Agreement if the Executive has been unable, by reason of physical or mental disability, to render, for 120 successive days or for shorter periods aggregating 210 days or more in any twelve (12) month period, services of the character contemplated by this Agreement and will be unable to resume providing such services within the thirty (30) day period after such Disability Notice (such circumstances being referred to as “Disability”).

(ii)    The determination of whether the Executive has become Disabled within the meaning of this Section 6(b) shall be made (A) in the case of a termination of this Agreement by the Company, by a medical doctor selected by the Company in consultation with Executive’s primary care physician, or (B) in the case of a termination of this Agreement by the Executive, by the Executive’s medical doctor. In the event the Company gives a notice of termination of this Agreement under this Section 6(b), the Executive or his representative may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by Executive’s medical doctor. In the event the Executive gives a notice of termination of this Agreement under this Section 6(b), the Company may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by a medical doctor selected by the Company. In either case, if such medical doctors do not agree with regard to the determination of Disability, they shall mutually choose a third medical doctor to examine the Executive, and the Disability determination of such third medical doctor shall be binding upon both the Company and the Executive.

(c)    Without Cause. By the Company, for any reason other than Death, Cause or Disability, but only upon a vote of a majority of the entire Board (or such other vote required pursuant to the By-Laws) at a meeting duly called and held at which the Executive shall have the right to be present and be heard.

(d)    Cause. By the Company, for Cause, but only upon a vote of a majority of the entire Board at a meeting duly called and held at which Executive shall have the reasonable opportunity to be present and be heard. The term “Cause” means any of the following: (i) Executive’s continued failure to perform his lawful and reasonably assigned service duties after Executive has received a written demand of performance from the Board which specifically sets forth the factual basis for the Board’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Board’s satisfaction within ten (10) business days after receiving such notice; (ii) the Executive’s engaging in any act of dishonesty, fraud, misrepresentation, embezzlement or other acts that are or would reasonably be expected to be injurious in a material respect to the Company; (iii) the Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) the Executive’s breach of any confidentiality agreement or invention assignment agreement between the Executive and the Company (or any affiliate of the Company); (v) the Executive’s being convicted of, or entering a plea of nolo contendere to, any crime constituting a felony or committing any act of moral turpitude; (vi) the Executive’s continuing gross negligence or gross misconduct after notice thereof from the Company describing the applicable conduct; or (vii) the Executive’s breach of any material term of any employment agreement between the Executive and the Company. If, prior to the occurrence of an event specified in Section 6(d)(v), the Company terminates this Agreement without Cause after the Executive has been indicted for, accused of or charged with a felony, the full amount of any amounts paid to or received by the Executive from Company as a result of such termination without Cause shall be promptly repaid to the Company upon the occurrence of an event specified in Section 6(d)(v).

(e)    Good Reason. By the Executive, for Good Reason. As used herein, the term “Good Reason” shall mean the Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent: (i) a material reduction of the Executive’s authority, duties or responsibilities; (ii) a material reduction by the Company (or its successor) in the Executive’s Chairman Fees; or (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from the Executive’s then-present location will not be considered a material change in geographic location. The Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(f)    Resignation. By the Executive, other than for Good Reason (“Resignation”).

7.    Notice and Date of Termination. Any termination of this Agreement under Section 6, other than by reason of Death, shall be communicated by written Notice of Termination from the terminating party to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated. The effective date of any termination of this Agreement (the “Date of Termination”) shall be:

(i)    if this Agreement is terminated by Death, the date of the Executive’s death;

(ii)    if this Agreement is terminated without Cause or by the Executive for Good Reason, the date specified in the Notice of Termination;

(iii)    if this Agreement is terminated by reason of Disability, (A) thirty (30) days after the Disability Notice or (B) upon a final determination, pursuant to Section 6(b) above, as the case may be, whichever is later; provided that the Executive shall not have returned to the full-time performance of his duties during such period; and

(iv)    if this Agreement is terminated on account of Cause or Resignation, the date specified in the Notice of Termination, which shall be no less than ten (10) nor more than thirty (30) days after such Notice of Termination is given.

(b) The Executive agrees to resign, on the Date of Termination, as an officer and director of the Company and any member of the Company, as applicable, and as a fiduciary of any benefit plan of the Company or any member of the Company, as applicable, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

8.    Compensation Upon Termination. Upon the termination of this Agreement with the Company pursuant to Section 6, the Executive’s rights and the Company’s obligations under this Agreement shall immediately terminate except as provided in Section 16(m). and the Executive (or his heirs or estate, as applicable) shall be entitled to receive the amounts or benefits set forth below. The benefits provided pursuant to this Section 8 are (x) provided in lieu of any severance or income continuation protection under any plan of the Company that may now or hereafter exist, (y) provided in addition to any payments the Executive (or his beneficiaries or estate, as applicable) may be entitled to receive pursuant to any pension or employee benefit plan or disability or life insurance policy maintained by the Company, and (z) except as provided in Section l 6(m). deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive shall have no further right to receive any other compensation or benefits following the Date of Termination for any reason except as set forth in this Section 8.

(a)    Compensation Upon Death or Disability. In the event of a termination of this Agreement upon Death or the Executive’s Disability, the Executive’s estate and/or beneficiaries shall be paid any Chairman Fees earned by the Executive through the date of his death.

(b)    Compensation Upon Resignation Or Termination For Cause. In the event of termination of this Agreement upon Resignation or termination for Cause the Executive shall be entitled to receive the Chairman Fees earned through the date of the termination of this Agreement and shall retain any then-vested Company equity awards.

(c)    Compensation Upon Termination By Executive For Good Reason Or By The Company Without Cause. In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, then the Executive’s outstanding Company equity compensation awards shall immediately become vested and exercisable with respect to that number of shares of Common Stock subject thereto equal to that number of shares of Common Stock with respect to with such Company equity compensation awards would have become vested and exercisable had the Executive remained continuously employed by the Company for an additional twelve (12) months following the termination of this Agreement.

Treatment of the Executive’s outstanding equity compensation awards under this Section 8(c) is expressly conditioned upon the Executive’s execution of a waiver and release agreement in a form reasonably satisfactory to the Company (the “Release”) and the Release becoming effective and irrevocable in its entirety within ninety (90) days after the Executive’s Date of Termination (the date on which the Release has become effective and irrevocable, the “Release Date” ).

(d)    No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 or in Section 9 by seeking other employment or otherwise, nor shall the amount of any benefit provided for in this Section 8 or in Section 9 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise, except as specifically provided in this Section 8 or in Section 9.

9.    Change in Control. Upon a Change in Control, all of the Executive’s outstanding Company equity compensation awards shall become vested and exercisable with respect to one hundred percent (100%) of the Common Stock subject thereto.

10.    Code Section 280G.

(a)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, equity awards or benefits paid or distributed to the Executive pursuant to this Agreement or any other agreement, plan or arrangement between the Company or its subsidiaries or affiliates, on the one hand, and the Executive on the other hand (collectively, the “280G Payments”) (i) constitute a “parachute payment” within the meaning of Section 2800 of the Code and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax,” then the 280G Payments shall be payable either (a) in full, notwithstanding that some or all portion of such payment may be subject to the Excise Tax or (b) in such lesser amount that would result in no portion of such 280G Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the Excise Tax) results in Executive’s receipt on an after-tax basis, of the greatest amount or benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b)    To the extent permitted by applicable law, and not a violation of Code Sections 280G, 409A or 4999, Executive shall be entitled to elect the order in which payments will be reduced. If the Executive electing the order in which payments will be reduced would result in violation of Code Section 409A or loss of the benefit of reduction under Code Sections 280G or 4999, payments shall be reduced in the following order (i) severance payment based on multiple of Base Salary and/or Annual Bonus; (ii) other cash payments; (iii) any Current Pro Rata Bonus paid as severance; (iv) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.2800-1 Q/A - 24(c); (v) acceleration of vesting of all other equity awards; and (vi) within any category, reductions shall be from the last due payment to the first.

(c)    All determinations required to be made under this Section 10. including whether the Executive will receive a full payment or a reduced payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company that there is or may be made a 280G Payment. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

11.    Non-Solicitation. During the Chairman Period and for one (1) year thereafter (the “Restricted Period”), the Executive covenants and agrees that he shall not directly interfere with or attempt to interfere with the relationship between the Company and any person who is, or was during the then most recent six (6) -month period, an officer or employee of the Company or solicit, induce, hire or attempt to solicit, induce or hire any of them to leave the employ of any member of the Company or violate the terms of their respective contracts, or any employment arrangements, with such entity.

12.    Confidential Information. The Executive has executed or, if not previously executed, agrees to execute and be bound by the terms and .conditions of an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Proprietary Information Agreement” ), attached hereto as Exhibit A. During the Restricted Period, the Executive shall not use the confidential, trade secret information of the Company or any other unlawful means to directly or indirectly solicit, induce or entice any employee, client, customer, contractor, licensor, agent, partner or other business relationship of the Company to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Company.

(b)    Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that the Executive does not need the Company’s prior authorization to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures).

(c)    Non-compliance with the disclosure provisions of this Agreement shall not subject the Executive to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing the Executive in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret, except pursuant to court order.

13.    Unenforceability. If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all pm-poses in the manner contemplated hereby. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

14.    Injunctive Relief. The Executive agrees that the restrictions and covenants contained in Sections 11 and 12 and in the Proprietary Information Agreement are necessary for the protection of the Company and any breach thereof will cause the Company irreparable damages for which there is no adequate remedy at law. The Executive further agrees that, in the event of a breach by the Executive of any of the Executive’s obligations under this Agreement, the Company shall have the absolute right, in addition to any other remedy that might be available to it, to obtain from any court having jurisdiction, such equitable relief as might be appropriate, including temporary, interlocutory, preliminary and permanent decrees or injunctions enjoining any further breach of such provisions.

15.    Indemnification and Attorneys’ Fees. During the Chairman Period and thereafter, the Company shall indemnify, hold harmless and defend the Executive to the fullest extent permitted by Delaware law and the Company’s articles of incorporation and by-laws in effect from time to time from all damages, claims, losses, and costs and expenses (including reasonable attorney’s fees) arising out of, in connection with, or relating to all acts or omissions taken or not taken by the Executive in good faith while performing services for the Company, and shall further promptly reimburse the Executive for all expenses (including attorney’s fees) incurred in enforcing this Agreement The Company shall use its best efforts to continue to maintain an insurance policy covering the officers and directors of the Company against claims and/or lawsuits, at least as favorable as such policy that is currently in effect, and shall cause the Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors during the Chairman Period and for a period of at least six (6) years thereafter.

16.    Miscellaneous.

(a)    No Violation. It shall not be a violation of this Agreement for the Executive to engage in any activity which is not inconsistent with the Company’s interests and prospects, including, without limitation, (a) serving on civic or charitable boards or committees; (b) serving in the role of executive chairman for an additional company that is not engaged in the business of providing services or products related to interventional electrophysiology diagnostics and/or therapeutics, provided that Executive may only serve one additional company other than the Company in such role; (c) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; (d) managing personal investments; (e) serving as an officer or director of entities formed to manage family or personal investments; and (f) attending conferences conducted by business organizations; provided, however, that such activity does not significantly interfere with the performance of the Executive’s duties and responsibilities hereunder. Notwithstanding the foregoing, the Executive’s engagement in such activities shall be subject to and governed by the governance rules in effect from time to time applicable to members of the Board.

(b)    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the Chairman Period, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(c)    Section 409A.

(i)    This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and will be interpreted, administered and operated in a manner consistent with that intent. If any amounts that become due under Sections 8 or 9 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(ii)    Notwithstanding anything herein to the contrary, if the Executive is a “Specified Employee” (as defined below) for purposes of Section 409A, on the date on which he incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A shall be paid on the first (1st) business day after the date that is six (6) months following the Executive’s Separation from Service (the “409A Delayed Payment Date”); provided, however. that such delay shall apply if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts; provided, further, that a payment delayed pursuant to the preceding clause shall commence earlier than the 409A Delayed Payment Date in the event of the Executive’s Death prior to the end of the six (6) month period. On the 409A Delayed Payment Date, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence (the “Catch-Up Amount”), plus interest on the Catch-Up Amount equal to the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs the Executive’s Separation from Service. Such interest shall be paid at the same time that the Catch up Amount is paid. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay.

(iii)    For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(iv)    For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. Anything in this Agreement to the contrary notwithstanding, (1) no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, (2) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (3) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(v)    If the Loan Forgiveness Tax Amount could become payable in either one of two calendar years as a result of being dependent upon the Release becoming irrevocable, then, to the extent required to avoid the imposition of taxes and penalties under Section 409A, such payment shall be made as soon as practicable during the second of such two calendar years.

(d)    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirmed; (iii) delivered by courier or overnight express; or (iv) three (3) business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Acutus Medical Inc.
2210 Faraday Ave., Suite 100
Carlsbad, CA 92008
Attention: Chief Executive Officer

If to the Executive:	The Executive’s home address on file with the
Company.

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(e)    No Waiver. No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.

(f)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof; provided, however, that Sections 11 and 12 of this Agreement shall be governed by, and construed in accordance with, the laws of the state in which the Executive has his principal office.

(g)    Entire Agreement. This Agreement and the Proprietary Information Agreement set forth the entire agreement of the parties hereto with respect to the subject matter hereof, and are intended to supersede all prior or contemporaneous negotiations, understandings and agreements (whether written or oral). No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

(h)    Successors; Binding Agreement. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that this Agreement shall be binding upon and inure to the benefit of the Executive and his executors, administrators and legal representatives.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but together shall constitute one and the same instrument.

(j)    Headings. The headings and captions set forth in this Agreement are for ease of reference only and shall not be deemed to constitute a part of the agreement formed hereby or be relevant to the interpretation of any provisions of this Agreement.

(k)    Saturdays, Sundays and Holidays, etc. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or a legal holiday in the State of California, the date for such determination or action shall be extended to the first (1st) business day immediately thereafter. Any reference herein to a determination of the Board or the Compensation Committee “in its discretion” shall mean a determination in the sole discretion of such body.

(l)    Survivability. The provisions of Sections 9, 10, 11, 12, 13, 14, 15.16(c), 16(d) and 16(m) of this Agreement shall survive the termination or expiration of this Agreement, in accordance with their terms.

(m)    Arbitration. Except as set forth in Section 15, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in the County of San Diego in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(n)    Legal Counsel; Right to Negotiate. The Executive acknowledges that he has been given the opportunity to consult with legal counsel or any other advisor of his own choosing regarding this Agreement. The Executive understands and agrees that any attorney retained by the Company or any member of management who has discussed any term or condition of this Agreement with him is only acting on behalf of the Company and not on the Executive’s behalf. The Executive hereby acknowledges that he has been given the opportunity to participate in the negotiation of the terms of this Agreement. The Executive acknowledges and confirms that he has read this Agreement and fully understands its terms and contents.

[SIGNATURE PAGES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACUTUS MEDICAL INC.

By:	/s/ Vince Burgess
Name: Vince Burgess
Title: President & CEO

/s/ Scott Huennekens
Scott Huennekens

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